UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2009 (November 14, 2009)

RINO International Corporation

(Exact name of Registrant as specified in charter)

Nevada	0 - 52549	26-4551943
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

11 Youquan Road, Zhanqian Street, Jinzhou District, Dalian,
People’s Republic of China 116100

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-411-87661222

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this report, and other written or oral statements made by or on behalf of RINO International Corporation, may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, which represent the expectations or beliefs of, including, but not limited to, statements concerning the operations, performance, financial condition and growth of RINO International Corporation, together with its direct and indirect subsidiaries and controlled-affiliates. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, when used in this report, the word “believes,” “expects,” “estimates,” “intends,” “will,” “may,” “anticipate,” “could,” “should,” “can,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Examples of such statements in this report include descriptions of our plans and strategies with respect to developing certain market opportunities, our overall business plan, our plans to develop additional strategic partnerships, our intention to develop our products and platform technologies, our continuing growth and our ability to contain our operating expenses. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected, including those described under the caption “Risk Factors” in Item 1A of this report. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Except as otherwise specifically stated or unless the context otherwise requires, the "Company", "we," "us,"and "our" refer to (i) RINO International Corporation (formerly Jade Mountain Corporation), (ii) Innomind Group Limited (“Innomind Group”), a wholly-owned subsidiary of RINO International Corporation organized under the laws of the British Virgin Islands, (iii) Dalian Innomind Environment Engineering Co., Ltd. (“Dalian Innomind”), a wholly-owned subsidiary of Innomind Group organized under the laws of the People’s Republic of China (the “PRC” or “China”), (iv) Dalian RINO Environment Engineering Science and Technology Co., Ltd., a contractually controlled affiliate of Dalian Innomind organized under the laws of the PRC (“Dalian Rino”); and (v) and Dalian Rino’s wholly owned subsidiaries, Dalian Rino Environmental Engineering Project Design Co., Ltd. (“Dalian Rino Design”) and Dalian Rino Environmental Construction & Installation Project Co., Ltd. (“Dalian Rino Installation”).

You are advised to consult any additional disclosures we make in our reports on Form 10-K, Form 10-Q, Form 8-K, or their successors.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Yu Li as Controller (principal accounting officer)

On November 14, 2009, the Board of Directors of RINO International Corporation approved and confirmed the appointment of Yu Li as its Controller (principal accounting officer).  Prior to her appointment to such position, Ms. Yu had been the Company’s accounting manager since the
Company’s inception.

Ms. Yu graduated from Northeast Financial and Economic University. Ms. Yu received a CFO Qualification Certificate issued by China Enterprise Confederation in January 2008.

Ms. Yu does not have any family relationship with any of the directors and executive officers of the Company.

Item 8.01 Other Events

The Company wishes to update, amend and restate certain prior disclosures of the Company’s business as follows:

ITEM 1.    BUSINESS

Through our contractually controlled affiliates in the People’s Republic of China, since October 5, 2007, we have been engaged in the business of environmental protection and remediation. Our business consists of designing, manufacturing, installing and servicing wastewater treatment and flue gas desulphurization equipment principally for use in China’s iron and steel industry, and anti-oxidation products and equipment designed for use in the manufacture of hot rolled steel plate products. At the present, RINO International’s sole business activities are acting as a holding company of our direct and indirect subsidiaries, Innomind Group Limited, a company organized under the laws of the British Virgin Islands, and Dalian Innomind Environment Engineering Co., Ltd. (“Dalian Innomind”), a limited liability company organized under the laws of the People’s Republic of China (“PRC”), which contractually controls and operates our affiliate Dalian Rino Engineering Science and Technology Co., Ltd. (“Dalian Rino”), a limited liability company organized under the laws of the PRC, and its subsidiaries Dalian Rino Environmental Engineering Design Co., Ltd. and Dalian Rino Environmental Construction and Installation Engineering Project Co., Ltd.

We control Dalian Rino and its subsidiaries through a series of agreements, known as restructuring agreements, that were entered into between Dalian Innomind and Dalian Rino and the shareholders of Dalian Rino in October 2007.  Pursuant to the restructuring agreements, Dalian Innomind was to purchase and lease certain assets of Dalian Rino and assume control of the operations and management of Dalian Rino’s business. As of the date of this report, Dalian Rino is still in the process of transferring to Dalian Innomind, and registering such transfer with relevant government entities of, certain assets, employees and patents, and is expected to complete such process by June 2010.

Mr. Zou Dejun, our Chief Executive Officer, and his wife, Ms. Qiu Jianping, our Chairman of the Board, are founders and sole shareholders of Dalian Rino, and together control 70.61% of our outstanding common stock through The Innomind Trust established in the British Virgin Islands.

Description of the Business

We are an industrial technology-based environmental protection and remediation company based in China. Specifically, through our subsidiaries and controlled affiliates in China, we are engaged in the business of designing, manufacturing, installing and servicing wastewater treatment and exhaust emission desulphurization equipment principally for use in China’s iron and steel industry, and anti-oxidation products and equipment designed for use in the manufacture of hot rolled steel plate products. All of our products are custom-built for specific project installations, and we execute supply contracts during the design phase of our projects. Our products are all designed to reduce either or both industrial pollution and energy utilization, and the manufacturing facilities of our products comply with ISO 9001 Quality Management System and ISO 14001 Environment Management System requirements, for which RINO received certificates in 2004 and 2008.

Principal Products

Traditionally, we have three principal products and product lines: the “Lamella Inclined Tube Settler Waste Water Treatment System,” the “Circulating, Fluidized Bed, Flue Gas Desulphurization System,” and the “High Temperature Anti-Oxidation System for Hot Rolled Steel.”

In addition to the environmental remediation and protection systems above, since late 2005 we have also been using our over capacity during “down time” to perform contract machining services for third-party industrial enterprises.

Lamella Inclined Tube Settler Wastewater Treatment System.

Our core product, the “Lamella Wastewater System,” is a highly efficient wastewater treatment system that incorporates our proprietary and patented ‘Lamella Inclined Tube Settler’ technology. We believe that the System is among the most technologically advanced wastewater treatment systems presently in use in China’s iron and steel industry. It includes industrial water treatment equipment, complete sets of effluent-condensing equipment, highly efficient solid and liquid abstraction dewatering equipment and coal gas dust removal and cleaning equipment. The technology has received numerous regional and national design awards, and has been successfully installed and used at a number of large steel mills in China, including Jinan Iron & Steel Group Co., Ltd., Benxi Iron & Steel (Group) Co., Ltd., Handan Iron & Steel Group Co., Ltd., Tianjin Tiangang Group Co., Ltd., Panzhihua Iron & Steel Group Co., Ltd., Anyang Iron & Steel Group Co., Ltd., Nanchang Changli Steel Co., Ltd., Shaogang Steel Co., Ltd., Linggang Steel Co., Ltd., Puyang Steel, and Hunan Lianyuan Iron and Steel Co., Ltd.

Our combination of proprietary system design and patented technology allows wastewater to flow through the system in layers while at the same time settling particulate matter without disturbing the water flow. Based on our analysis and experience, we believe our Lamella Wastewater System improves the stability of the settling deposition, increases the available settling area, shortens the settling distance for waste particles, reduces the settling time, and results in particle removal efficiency rates of up to 99%. After treatment with our technology and system, coal gas wastewater and wastewater containing iron mineral powder can be reused and returned to the production process without further treatment, allowing users to create a closed-loop. This lowers the overall use of industrial water for the enterprises utilizing our technology, reduces the output of solid industrial waste, and improves the efficient use of resources.

Circulating, Fluidized Bed, Flue Gas Desulphurization System.

The Circulating, Fluidized Bed, Flue Gas Desulphurization System (the “Desulphurization System”) is a highly effective system that removes particulate sulphur from flue gas emissions generated by the sintering process in the production of iron and steel (a process in which sulphur and other impurities are removed from iron ore by heating, without melting, pulverized iron ore). We believe, after particulate sulphur is removed from flue gas emission by our Desulphurization System, the resulting discharge meets all current relevant PRC air pollution standards. Without treatment, flue gasses that result from sintering contain high content of sulphur dioxide which reacts with atmospheric water and oxygen to produce sulphuric acid that precipitates as “acid rain.”

Our Desulphurization System is designed using proprietary technologies developed primarily through our own internal research and development efforts.  We have the right to acquire certain related technology from the Chinese Academy of Sciences for RMB 1,000,000 pursuant to a technology transfer agreement dated May 18, 2007.

 As compared with equipment using other desulphurization technologies, we believe our proprietary technology has the following advantages: our equipment has a smaller footprint, a shorter circulation process and a low calcium sulphur ratio, the cost of operating the system is lower; the system is more efficient with higher desulphurization rates (for coal with a high (i.e., 6%) sulphur content, desulphurization rates can reach 92%). Our desulphurization process does not generate wastewater, dust or other secondary pollutants. In addition, the costs for the manufacturing and installation of the equipment are relatively affordable to the targeted iron and steel mills.

We have completed 28 desulphurization projects in which we successfully installed our Desulphurization Systems specifically for sinters used by steel producers. Our recent major desulphurization project includes the successful completion and installation of our Desulphurization System in Handan Iron and Steel Company.   Our installation equipped a 400 square-meter sintering machine with our Desulphurization System, which we believe was one of the largest flue gas desulfurization projects completed for China’s domestic steel industry measured by square meters of the sintering machine. The project had a total contract value of approximately $12 million and additional revenue is expected to be generated from maintenance and services for the project.

Although historically we have concentrated our marketing and efforts for this system in the PRC iron and steel industry, the technology also can be widely used in fields such as metallurgy, electrical power generation, rubbish treatment. We plan to expand our sales and marketing to such additional applications both in the PRC and internationally.

High Temperature Anti-Oxidation System for Hot Rolled Steel

The Anti-Oxidation System is a set of products and a mechanized system, to substantially reduce oxidation-related output losses in the production of continuous cast, hot rolled steel.   In the process of continuous cast, hot rolled steel, oxidation-related output loss is estimated to be around 3% on average. We believe this translates into a loss of production output or throughput of approximately 3% .  Our Anti-Oxidation System is designed to reduce oxidation-related output loss by approximately 60% from the current level of approximately 3% to around 1.2%.  In addition, oxidation in high-temperature steel production results in the waste of water and energy and generates pollution.  In the United States, Japan, and Europe, technology has been developed to ameliorate this problem, but the cost of the coating used in the process and the inability of the equipment to be utilized in high temperature environments limits its application to specialty steel products such as stainless steel, and silicon and carbide steel products.

Our Anti-Oxidation System is specifically designed to work effectively with hot rolled steel product in high temperature environment.   We believe that in design and technology the Anti-Oxidation System is the only anti-oxidation process available for the iron and steel industry (both in the PRC and internationally) that can be applied in high temperature environments, and is a unique solution to the loss of production output due to high-temperature oxidation, which is a long-standing problem in the world-wide iron and steel industry.

The technology used in our Anti-Oxidation System is jointly developed by Dalian RINO and the Chinese Academy of Sciences. In March, 2006, Dalian Rino acquired the technology from the Chinese Academy of Sciences under an agreement that provides for the co-ownership of the intellectual property rights to the formula for the anti-oxidizing paint used in the system and to the spray system for applying the paint, co-ownership of any patents granted, and the transfer to Dalian Rino of all commercialization rights related to the Anti-Oxidation System.

As hot rolled steel consists of approximately 90% of the PRC steel production and according to our estimates likely more than half  of world-wide production, we believe that our technology has a far broader market both in China and internationally than is the case for competing systems and technologies.

A typical unit of our Anti-Oxidation System services one steel line and costs approximately $1.4 million installed.  The coating material developed by Dalian Rino for use with the anti-oxidation equipment can be produced at relatively low cost at approximately $1,264 per ton which covers approximately 1180 tons of steel. The coating material is usable in high temperature environments and is easily applied in a uniform manner. That coating can be directly sprayed onto hot steel slabs at temperatures of 600°-1000° C, thereby saving the increased costs and energy utilization that all other anti-oxidation equipment entails.

In July 2007, our Anti-Oxidation System was first installed, tested and accepted by Jinan Iron & Steel Group Co., a major PRC steel manufacturer. The installation results show that the coating system fully conforms to the hot rolling mill environment, effectively reduces oxidation loss by 60%, saves energy, and increases production throughput.

Additional Line of Business

In addition to the environmental remediation and protection systems above, since late 2005 we have also being using our over capacity during “down time” to perform contract machining services for third-party industrial enterprises.

The specialized heavy machinery and equipment that we use to produce our Lamella Wastewater System, Desulphurization System and Anti-Oxidation System also provides us with a substantial capacity to undertake the machining of large, high-precision and advanced structures. To this end, Dalian Rino established and the Company maintains strategic cooperation relationships with such companies as Dalian Heavy Industry (Zhonggong) and China First Heavy Industries with which we contract to provide production time on our heavier machine tools, during “down time” on the manufacture of our own products.

The Company expects that as sales of its own products increase, we will reduce or eliminate contracting the use of our machines and equipment to third parties.

New Products and Product Development

Integrated Dust Catching System

In the first quarter of 2008, the Company commercialized and received initial purchase orders for a new integrated dust catching system which removes up to 99% of the dust from sintering iron during the production process and complements its current desulphurization equipment.

The integrated dust catching system uses electric preceptors to remove part of the dust load from flue gases, followed by a bag filtration system, which together is designed to achieve dust removal rates of up to 99%. The integrated dust catching system completes the treatment of sintering flue gases begun by the Company’s desulphurization equipment. We believe adoption of the integrated dust catching system is being driven in part by potential new Chinese regulations that may require reducing  particulate emissions to as low as 30mg/cubic meter of flue gas, down from levels usually above 80mg/cubic meter. New Chinese regulations for dust content of flue gases in major cities will be comparable to those in place in the European Union. To date, the Company’s integrated dust catchers have been installed in several steelmaker in China. The Company anticipates the average selling price will be around US$2.0 million and the time from contract signing to final installation will equate to approximately two to three months.

Sludge Treatment System

In November 2008, Dalian University of Technology successfully developed a new sludge treatment system with our cooperation. The new sludge treatment system can be used to treat sludge generated by the municipal wastewater treatment process, industrial sludge generated by the chemical industry and oil sludge generated by the oil industry. We estimate that there is a market of approximately $28.8 billion for the treatment of sludge generated by various municipal wastewater and industrial processing systems in the PRC market.  To treat the sludge, the first and most critical step is to remove water from the sludge through a dehydration process, which reduces the quantity of the sludge and makes it easier to incinerate. Depending on the heavy metal content of the desiccated sludge, the final product can be used as agricultural fertilizer if the heavy metal content is low, or, after further processing, as a component in various construction materials if the heavy metal content is high.

The current best sludge treatment technology available in the PRC market (provided by third parties) allows for a 30% reduction of water in the sludge while our technology, using superheated steam to dehydrate sludge, provides an improvement of 10% in water reduction.  In addition, we believe our new sludge treatment system costs approximately 50% less than imported products and the costs of daily operation are approximately 45% less. The Chinese government recently promulgated a new regulation requiring at least 60% of municipal wastewater be treated by 2010, the implementation of which is expected to significantly increase the amount of sludge generated by the wastewater treatment process in China in the next several years. We estimate the profit to process one ton of sludge generated by municipal wastewater treatment process varies between $12 and $19 depending on the steam source. Currently, we estimate approximately 27.8 million metric tons of sludge is being generated by the wastewater treatment process annually with a water content of approximately 80%.

We believe Northeastern China, where Dalian RINO is located, is regarded as the center of the Chinese oil industry and this region generates approximately 2 million tons of oil sludge annually. Based on current industry conditions, it is estimated that the profit generated in processing one ton of oil sludge averages approximately $30.

Dalian University of Technology has made a patent application for the technology embodied in the new sludge treatment system in China (Application number: 200710011115.0).  Based on our agreement in principle with Dalian University of Technology, Dalian Rino receives certain rights to use such technology and will pay an ongoing royalty of approximately 5% of sales to the university.

DXT System

In early September 2009, we commenced installation of our new proprietary ammonia-based desulphurization system (the "DXT system") on a 280 square meter sinter system at Hunan Lianyuan Iron and Steel Company. The total contract value is approximately $10 million with the installation scheduled to be completed during the second quarter of 2010. Our DXT system uses a technology, through a contractual arrangement, that has been applied by Baosteel Co., China’s largest steel producer, to its manufacturing process during the past 10 years. Our DXT system applies such technology, to the best of our knowledge for the first time, in the desulphurization process in China’s iron and steel industry. Our new DXT operating system utilizes coking waste ammonia in the flue gas to effectively remove the sulphur dioxide from the sinter flue gas and produces ammonia sulfate as a by-product which can be used as fertilizer.  We believe that in addition to our commitment to filtering out up to 99% of harmful sulphur emissions, the DXT system utilizes less energy, decreases operating and maintenance costs, and creates a sustainable revenue generating activity through the production of fertilizer. The Chinese government strongly supports technologies which are both environmentally friendly and economical. Our customers in the iron and steel manufacturing industry that use the DXT system will be eligible for tax credits and government subsidies to offset the costs.

Environmental Challenges in the PRC

China currently had been in the midst of extraordinarily rapid economic growth and reform that is closely tied to its pace of industrial development. In 2004, the PRC’s total industrial output reached RMB 7,238.7 billion (US $934 billion). Since 1978, China’s real GDP has grown at an average rate of approximately 11.3% per year, while its share of world trade has risen from less than 1% to almost 8% in the same timeframe. Foreign trade growth has averaged nearly 15% over the same period, or more than 2,700% in the aggregate. Over the last decade the PRC has become a preferred destination for direct foreign investment, and in 2005 attracted $72.4 billion in foreign direct investment, according to the Chinese Ministry of Commerce. China also is competitive in many advanced technologies and continues to be a preferred destination for the relocation of global manufacturing facilities in virtually every manufacturing sector. China is now the fourth largest economy and the third largest trader in the world.

With the PRC’s rapid industrial expansion has come its inevitable by-product: industrially generated pollution of water, the air and the environment, generally. It is estimated that approximately 80% of China’s environmental pollution results from solid waste, waste water and waste gas emissions. During the 1990’s the extent of and dangers posed by China’s increasing levels of environmental pollution became widely perceived and developed into a priority for the PRC’s central government. During the 2000-2005 period, China expended over $90 billion on environmental protection efforts. Pursuant to the eleventh five-year plan (2006-2010), the PRC is expected to spend approximately $193 billion on such efforts.  The reduction or elimination of waste water and airborne pollutants is expected to be a key element in the country’s next five year economic plan.

In addition, in response to the recent global financial crisis, the PRC government introduced a 4 trillion RMB stimulus program on November 27, 2008. The stimulus package - to be spread over a period of two years - aimed to boost the slowing Chinese economy by spurring domestic spending and demand, as its GDP growth slid to 9% in 2008 after years of double-digit growth. On February 26, 2009, China’s State Council reinforced China’s 2008 stimulation package by further measures to stimulate specific industries in 2009. Specifically, 5.3% of the total stimulus package will be spent on sustainable development that promotes energy saving and environmental control.

Based on the breakdown of the stimulus spending unveiled by China’s top economic planner, the National Development and Reform Commission (NDRC), the percentage allocation of the total stimulus package is as follows: approximately 38% to public infrastructure (such as railway, road, irrigation, and airport construction), 25% to post-quake reconstruction (construction of low-cost housing, rehabilitation of slums, and other social safety net projects), 9% to technology advancement (projects to upgrade the Chinese industrial sector, gearing towards high-end production to move away from the current export-oriented and labor-intensive mode of growth),  5% to sustainable development (projects to promote energy saving and cuts in harmful gas emissions, and environmental engineering projects), 4% to educational & cultural projects and 9% to rural development (building public facilities, resettling nomadic people, supporting agriculture works, and providing safe drinking water).

Serving the environmental control needs for the iron and steel industries, we believe we stand to benefit from the stimulus spending on both environment control related projects and from the growth of the iron and steel industries which will be beneficiaries of the infrastructural spending under the stimulus package.

PRC Markets for Dalian Rino’s Products and Technologies

Pollution problems in China are estimated to cost the country more than $200B annually. The China State Environmental Protection Agency (SEPA) states that over $190B will be spent by industrial companies for cleanup as part of the 11th five-year plan (2006-2010). Chinese SO2 emissions per GDP unit is 7-8 times more than that of developed countries.  Chinese government plans to reduce SO2 emission by 2,540,000 metric tons during the 11th five-year plan.

We estimate that in the next five years the addressable market for wastewater and desulfurization products collectively could represent a market of more than $2 billion while the anti-oxidation product addresses a market which could be over of $1 billion during the same period.

Wastewater Treatment Market.

China is a country that has limited water resources, with approximately 2,300 cubic meters per person, or one-fourth the world average. Conservation through the improvement of usage efficiency is the fundamental way to resolve this tension between water supply and demand. China’s very high rate of industrial water consumption (as compared to that of developed countries) offers great potential for water conservation and re-usage programs. Our principal target market, the iron & steel industry, consumes large quantities of water by the nature of the processes employed, and, therefore, has an inherent need to increase efficiency and thereby reduce its usage costs, as well as reclamation costs and governmental penalties.

Based on our estimate, there were approximately 1,250 iron-making blast furnaces as of the end of 2006, approximately 1130 of which were below 1000 cubic meters in size operating in China. To our knowledge, generally these blast furnaces have adopted some form of wastewater treatment facilities. We estimate approximately 30% of these furnaces utilize the traditional inclined plate settling pool technology. Additionally, based on our estimate, there are approximately 600 steel-making converters in China with a capacity of over 75 tons, approximately 500 of which have adopted wastewater treatment facilities using either inclined tube settling pool technology or inclined plate settling pool technology. We estimate approximately 25% of these converters use plate settling pool technology. As we believe plate settling technology will likely become obsolete in the next few years, there is a potential replacement market for more advanced wastewater treatment technologies, such as our Lamella Inclined Tube Settler. In addition, according to a recent speech made by a Vice Premier of China, Mr. Zeng Pei Yan, great efforts will be made to achieve zero emission of smoke, dust and other waste discharge by 2010. We believe, this means that all blast furnaces will be expected to have wastewater treatment facilities in place by 2010. We are optimistic that growing government attention to energy and environmental concerns as related to the iron and steel industry creates a favorable environment for our business and products.

In addition to the blast furnaces and converters with no wastewater treatment facilities, we believe that there is a large replacement market potential for those operations with wastewater treatment systems that utilize the traditional inclined plate settling pool technology. This is older technology introduced by the former Soviet Union in the late 1970s and applied in iron & steel industry in the 1980s. Compared with our proprietary Lamella Wastewater System technology, wastewater treatment systems using the traditional inclined plate settling pool technology have lower throughput capability, a much larger footprint and involve high maintenance requirements and expenses. Based on our market research with our end-use customers as well as market investigation with other iron & steel foundries and mills, we believe there will be a substantial need to replace this aging technology in 10 years, thereby creating an additional market for blast furnace and converter retrofits.

Using proprietary and patented technology which, based on our analysis and estimate, removes up to 98% of particulates, producing 100-150 m3 of effluent water per hour with an average of 50mg/L of particulates, we believe our Lamella Wastewater System has been a market leader for wastewater treatment in the iron & steel industry.

Desulphurization Market

In China, the main cause of airborne pollution is sulfur dioxide emissions from coal. According to joint research by the Chinese Institute of Environmental Science and Tsinghua University, sulphur dioxide-induced acid rain costs China over $13.3 billion annually in various losses, and atmospheric pollution results in an annual loss equivalent to two or three percent of China's GDP.

In 2005, the latest year for which statistics are available, the Chinese iron & steel industry discharged 1.42 million metric tons of sulphur dioxide into the atmosphere. Decades of lightly monitored growth in this industry sector, with little or no consequences attached to sulphur dioxide emissions, combined with mandatory, industry-wide sulphur dioxide reductions over the next few years, presents the industry with a pressing need to remediate these emissions from iron & steel sinters. Prior to 2005, when the PRC government initially began to address this problem, we are not aware of any filtration system available in the PRC market.

Based on a recent government policy, over the next few years, coal-fired sinters used in electricity generation must install desulphurization equipment or face penalties, including, possibly, having their operations shut down. We believe that our Desulphurization System is one of the sinter processing technologies available in the PRC market that are specifically designed for flue gas desulphurization applications that are larger than 90 square meters - the standard size for sinter operations in the PRC iron & steel industry – and that as a result, we have a competitive advantage over our competitors in the PRC market.

Based on a recent plan issued by the Ministry of Industry and Information Technology, as of the end of May 2009, there were approximately 500 sinters with a total sintering bed capacity of 53,820 m2. Approximately 40 sinters have been equipped with flue gas desulphurization systems, representing approximately 6,312 m2 of sinter space with 82,000 tons of annual desulphurization capacity.  The goal under the plan is to increase annual desulphurization capacity to 200,000 tons by 2011.

The PRC government is providing a full tax credit (not deduction) for installation of desulphurization equipment. In addition, cash subsidies may be available for some state-owned enterprises, or SOEs  so the sinter-coal desulfurization systems are potentially a cost effective proposition for such SOEs.  We believe potential demand due to tightened gas emission standards may create a substantial market for our desulphurization technology in the next few years.

We plan to penetrate this market aggressively by marketing the Desulphurization System as a turn-key solution for the Chinese iron & steel industry’s sulphur dioxide emission problems.

Our desulphurization system has been installed in steel mills such as Jinan Iron & Steel Co., Panzhihua Iron & Steel, Handan Iron & Steel, Hulingnianyuan Iron and Steel, Nanchangchangli Iron & Steel and Yuhua Iron & Steel.

Anti-Oxidation Market

Based on our estimate, the oxidation of hot rolled steel results, on average, in the loss of 3% of the output in steel production. Although a number of U.S. and European anti-oxidation systems are available internationally, we believe the relatively high costs of the paints and coatings they use, as well as their relative ineffectiveness at high temperatures, have limited their application and utility to low temperature, specialty steel products. The suppliers of these anti-oxidation systems include America Advanced Technical Products (for ATP Metallurgical), and Duffy (for Condursal), and Berktekt. Because of the high cost of usage, these paint/coating systems are all applied on only specialty steel and additionally, have limitations of low temperature application - they cannot be used on-line.

Importantly, the temperature range limitations of these systems prevent them from being used “on-line” in the high temperature ranges of hot rolled steel products, which historically account for over 90% of the PRC’s crude steel production. China is estimated to have produced approximately 500 million tons of steel in 2008, of which the expected output of hot rolled steel is estimated at 450 million tons. On this basis, it can be expected that, if not treated, China would lose approximately 13.5 million tons from its 2008 hot rolled steel production - a volume that is equal to a large steel producer’s annual output. Unlike its international competition, our Anti-Oxidation System is specifically designed to use less costly coating material and to operate effectively at temperatures ranging from 600° - 1,000° C - the environment of hot rolled steel plate. Based on the confirmed results of the installation of our anti-oxidation equipment and technology at Jinan Iron & Steel in 2007, we believe that the Anti-Oxidation System reduces hot rolled steel oxidation loss by a minimum of 60%. This would have resulted in an increase of 8.1 million tons of China’s 2008 output, and estimated commensurate savings in coal (6.4 million tons) and water (80 million tons) consumption for processing and throughput.

Using the PRC hot rolled steel estimate for 2008 as a benchmark, we estimate that the full application of the Anti-Oxidation System to that projected production output would result in approximately $500 million in water and cost savings per year.

With these factors in mind, we believe that our Anti-Oxidation System can achieve a significant degree of penetration in the PRC market, as it addresses a domestic production need which is beyond the applicability of presently available U.S. and European technologies and systems.

Competition

Lamella Wastewater System.

Prior to Dalian Rino’s introduction of its Lamella Wastewater System, the typical industrial wastewater treatment technology used in China relied on an inclined “plate settling pool” process. Such systems continue to be generally available in the PRC, and a substantial portion of them are self-installed by iron and steel companies.  We believe our Lamella Wastewater System’s advanced technology results in the following competitive advantages: lower installation and usage costs, increased throughput, smaller equipment footprint, and lower ongoing maintenance costs.  We continue to emphasize the foregoing cost and efficiency advantages when competing for customers.  We believe that we compete with the following entities in the wastewater treatment serving the steel and iron industry: Fujian Longjing Environmental Comany, Zhongtai Hangda, Beijing University of Science and Technology, Wuhan Municipal Environmental Co.

Desulphurization System.

In the PRC, the sulphur dioxide emitted in flue gases from the sintering of iron during steel-making, is a major component of the environmental pollution that has followed China’s industrial expansion. Sintering is a step in steel-making, in which sulphur and other impurities are removed from raw iron by heating (without melting) pulverized iron ore. Removing the sulphur dioxide from a steel mill’s hot flue gas emissions is, therefore, a principal way of controlling acid rain.

Presently in China, major companies engaged in the desulphurization equipment market include: Beijing Guodian Longyuan Environmental Company, Zhejiang Feida Company, Fujian Longjing Environmental Company, Wuhan Kaidi Electric Power Company, Jiulong Electric Power Company, and Qinghua Tongfang Company.  Among these companies, we believe only Fujian Longjing Environmental Company, which has recently entered into the desulphurization equipment market serving the iron and steel industry, directly competes with us in the desulphurization market serving the iron and steel industry, while the rest are engaged in electrical power industry.  We believe we are the first company to design, manufacture and complete an iron and steel sinter machine desulphurization installation in the PRC and have far more experience than our competitors in this area. However, because of the growing attention to environmental considerations in the PRC iron and steel industry and the rapid development of the PRC desulphurization market, there is no guarantee that there will not be more companies that will enter into the desulphurization market to serve the iron and steel industry in the PRC.

Anti-Oxidation System.

We believe that the Company’s Anti-Oxidation System is unique and virtually without competition in the PRC market. We know of no entity other than the Company that is engaged in developing or supplying anti-oxidation technology that can operate on-line at the high temperatures (600° - 1,000° C) involved in hot rolled steel production - which represents 90% of China’s steel output. To our knowledge, a number of anti-oxidation technologies are available internationally from suppliers that include: Advanced Technical Products Company (for ATP Metallurgical Coatings), Duffy Company (for Condursal) and Berktekt. We believe, however, the relative high costs of the anti-oxidizing coatings these technologies rely on, and most especially their relative ineffectiveness at high temperatures, have limited their market to specialty steels, and have made them ill-suited to China’s iron and steel industry.

Research and Development; Growth Strategy

In 2008, Dalian Rino expended approximately $0.7 million for product research and development, approximately $0.6 million of which was directed at flue gas desulphurization and $0.1 million was directed at the new sludge treatment system.  In 2007, Dalian Rino expended approximately $0.8 million for product research and development, approximately $0.5 million of which was directed at anti-oxidation research and approximately $0.3 million of which was directed at flue gas desulphurization. The Company’s continuing research and development program is linked to our growth strategy directed towards 2009 and several years thereafter, during which time we will develop export markets for our products in the United States and Western Europe and seek to develop new applications for our products suited to and targeted at these new, international markets.  In conducting our research and development, the Company expects to continue its collaborative relationship with the Chinese Academy of Sciences, and also collaborate with Dalian Technology University.

ITEM 2.  RISK FACTORS

Our failure to obtain or retain the required operating licenses, permits or other approvals for our operations may have an adverse effect on our business.

Engaging in environmental protection engineering and pollution treatment projects in China is subject to various licenses and approvals from the relevant government authorities. In order to operate our business, we are required to obtain various licenses and permits.

Separate licenses and permits are required in order for Dalian Rino and/or us to engage in the business of environmental protection engineering, design and construction. In particular:

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A construction engineering and design certificate must be obtained from the national or provincial (depending upon the work conducted) governmental agency in charge of construction supervision for an enterprise to be qualified to conduct construction engineering and design business operations.

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A construction qualification certificate must be obtained from the national or provincial (depending upon the work conducted) governmental agency in charge of construction supervision for an enterprise to be qualified to engage in the business of construction contracting.

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An environmental pollution treatment facility operating permit must be obtained from the Ministry of Environmental Protection in order for an enterprise to be qualified to engage in the business operation of environmental pollution treatment facilities.

•	A work safety permit must be obtained from the provincial governmental agency in charge of construction supervision in order to conduct any construction and building operations.

New laws and regulations, and amendments to or more stringent enforcement of existing laws and regulations, may be adopted or implemented in the future. Despite the fact that we have currently obtained and maintained in full force and effect all the permits and licenses described above, we cannot assure you that we will be able to maintain and renew such necessary licenses, permits or government approvals. And also, any such license, permit or approval may be revoked at any time in future with or without cause. Failure to obtain or delay in renewing such licenses, permits or approvals may preclude us from completing our existing projects and obtaining new projects. If we cannot obtain such licenses, permits or approvals on a timely basis, our business, financial condition and results of operations will be materially adversely affected.

The restructuring of Dalian Rino may affect Dalian Rino’s existing customer relationships and result in additional transactional costs that may adversely impact our profitability.

Pursuant to the restructuring agreements that were entered into by and among Dalian Innomind, Dalian Rino and the shareholders of Dalian Rino, Dalian Innomind will be managing and controlling Dalian Rino’s business and operations in exchange for a management fee until the earliest to occur of the termination of a certain entrusted management agreement as determined by the parties thereto, the winding up of Dalian Rino, or the completion of acquisition of Dalian Rino by Dalian Innomind, which is not anticipated at the present time. The restructuring of Dalian Rino’s business through this contractual arrangement and certain assets transfers and leases to Dalian Innomind and involvement of Dalian Innomind as a wholly foreign-owned enterprise in the business may affect Dalian Rino’s existing customer relationships. We cannot assure you that the customers will continue their business relationships with us or Dalian Rino after this complicated restructuring and under this contractual arrangement. Any loss of Dalian Rino’s existing customers will have an adverse impact on our revenues and net profits.

Ambiguities in the merger and acquisition regulations implemented on September 8, 2006 relating to acquisitions of assets and equity interests of Chinese companies by foreign persons may present risks in our compliance status under the regulations.

On September 8, 2006, the Ministry of Commerce (“MOFCOM”), together with several other government agencies, promulgated a comprehensive set of regulations governing the approval process by which a Chinese company may participate in an acquisition of its assets or its equity interests and by which a Chinese company may obtain public trading of its securities on a securities exchange outside the PRC. Although there was a complex series of regulations in place prior to September 8, 2006 for approval of Chinese enterprises that were administered by a combination of provincial and centralized agencies, the new regulations have largely centralized and expanded the approval process to the MOFCOM, the State Administration of Industry and Commerce, the SAFE or its branch offices, the State Asset Supervision and Administration Commission, and the China Securities Regulatory Commission. Depending on the structure of the transaction as determined once a definitive agreement is executed, these regulations will require the Chinese parties to make a series of applications and supplemental applications to the aforementioned agencies. The merger and acquisition regulations set forth many specific requirements that have to be followed, but there are still many ambiguities in the meaning of many material provisions.

According to the legal opinion issued by the Company’ PRC counsel, the Restructuring Agreements and the organizational structure resulted thereunder are legal and enforceable under current PRC law. The transactions contemplated under the restructuring agreements are structured in a manner such that consummation of such transactions would not bring these transactions within the regulatory scope of the September 8, 2006 regulations. However, due to the ambiguities in the meaning of many provisions, until there has been clarification either by pronouncements, regulation or practice, there is some uncertainty in the scope of the regulations. Moreover, the ambiguities give the regulators wide latitude in the enforcement of the regulations and the transactions to which they may or may not apply. Therefore, it is not inconceivable that future issuance of new regulations and pronouncement for the purposes of clarifying the application of September 30, 2006 regulations may retroactively make it apparent that the consummation of the transactions contemplated under the restructuring agreements are subject to September 8, 2006 regulations and failure to obtain approval required under the September 8, 2006 regulations may cause the PRC government to take actions that adversely affect the restructuring agreements including requiring us to unwind the restructuring agreements. If this occurs, and if we do not mitigate the adverse effect to the investors’ reasonable satisfaction within 60 days of such PRC government actions, then we are required, within 30 days from the date of a written demand from the investor, to pay liquidated damages in an amount equal to the initial investment without interest and the shareholder must return the shares acquired under the agreement. If we are obligated to pay liquidated damages of the entire investment amount, we would be forced to raise more capital or incur additional debt to satisfy such obligations and our liquidity will be materially and adversely affected. If we do not have sufficient liquidity to satisfy our short working capital requirements and long-term capital expenditure requirements, our operating results would be materially adversely affected which will likely adversely affect the value of our common stock.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2009

RINO INTERNATIONAL CORPORATION

By:	/s/ Zou Dejun
Zou Dejun
Chief Executive Officer